Exhibit 28(d)(11)
Schedule A
to the
Investment Subadvisory Agreement, dated March 31, 2008
between
RidgeWorth Capital Management, Inc.
and
Silvant Capital Management LLC

Fund	Effective Date
RidgeWorth Large Cap Growth Stock Fund	March 31, 2008

RidgeWorth Select Large Cap Growth Stock Fund	March 31, 2008

RidgeWorth Small Cap Growth Stock Fund	March 31, 2008

RidgeWorth Large Cap Core Growth Stock Fund	May 13, 2011
Amended as of May 13, 2011.

RidgeWorth Capital Management, Inc.		Silvant Capital Management LLC

By:	/s/ James E. Stueve James E. Stueve, President	By:	/s/ Ashi Parikh Ashi Parikh, Chairman and CEO